April 6, 2016

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Alan Greer	Tamera Gjesdal	Cynthia A. Williams
Executive Vice President	Senior Vice President	Senior Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1470
AGreer@BBandT.com	TGjesdal@BBandT.com	Cynthia.Williams@BBandT.com

BB&T announces election and allocation results relating to the acquisition of National Penn Bancshares

WINSTON-SALEM, N.C. - BB&T Corporation (NYSE: BBT) today announced the results of elections made by shareholders of National Penn Bancshares, Inc. (NASDAQ: NPBC) as to the form of merger consideration they desired to receive, and related allocation and proration results, in connection with the merger of National Penn with and into BB&T (the merger). The merger became effective on April 1, 2016. The merger was completed pursuant to the agreement and plan of merger (the merger agreement), dated as of Aug. 17, 2015.

In accordance with the merger agreement and election materials previously mailed to holders of National Penn common stock, National Penn shareholders were permitted to make an election to receive for their shares of National Penn common stock either $13.00 in cash without interest (the cash consideration) or 0.3206 of a share of BB&T common stock, plus cash in lieu of any fractional BB&T common stock (the stock consideration). Based on the terms of the merger agreement, the aggregate consideration to be paid in the merger was subject to proration and allocation procedures to ensure that 70 percent of the shares of National Penn common stock outstanding immediately prior to the completion of the merger were exchanged for the stock consideration and that the remaining 30 percent of the shares of National Penn common stock outstanding immediately prior to the completion of the merger were to be exchanged for the cash consideration, including, in each case, shares of National Penn common stock subject to National Penn restricted stock awards, National Penn restricted stock unit awards and National Penn settled deferred stock unit awards.

The election deadline was 5 p.m., ET, March 30, 2016. Based on the 141,495,680 shares of National Penn common stock (including shares of National Penn common stock subject to National Penn restricted stock awards, National Penn restricted stock unit awards and National Penn settled deferred stock unit awards) outstanding immediately prior to the merger, the revised final election results are as follows:

•	the holders of approximately 16,172,870 shares of National Penn common stock (approximately 11.43 percent of outstanding shares) validly elected to receive the stock consideration;

•	the holders of approximately 107,234,491 shares of National Penn common stock (approximately 75.79 percent of outstanding shares) validly elected to receive the cash consideration; and

•	the holders of approximately 18,088,319 shares of National Penn common stock (approximately 12.78 percent of outstanding shares) did not make a valid election.

Applying the allocation and proration procedures specified in the merger agreement to these election results:

•	National Penn shareholders who made a valid election to receive the stock consideration for their shares of National Penn common stock will receive only the stock consideration.

•
National Penn shareholders who made a valid election to receive the cash consideration for their shares of National Penn common stock will receive a combination of cash and BB&T common stock. For these shareholders, approximately 39.58 percent of their shares will convert into the cash consideration and approximately 60.42 percent of their shares will convert into the stock consideration.

•	National Penn shareholders who did not make a valid election will receive only the stock consideration.

Cash in lieu of a fractional share of BB&T common stock will be paid based on a price of $33.47 per share of BB&T common stock.

National Penn shareholders who did not make a valid election will receive a letter of transmittal to surrender their National Penn stock certificates, if applicable, in exchange for the merger consideration each shareholder is entitled to receive. National Penn shareholders with questions regarding their individual election results should contact the information agent for the transaction, Georgeson Inc., at 877-278-4775 (toll-free).

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About BB&T
BB&T is one of the largest financial services holding companies in the U.S. with $209.9 billion in assets and market capitalization of $29.5 billion, as of Dec. 31, 2015. Based in Winston-Salem, N.C., the company operates 2,265 financial centers in 15 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at BBT.com/about.

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